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                                                                    EXHIBIT 5.1


                            [VENTURE LAW GROUP LOGO]



                                  June 4, 1996

ISOCOR
3420 Ocean Park Boulevard
Santa Monica, CA  90405

         REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 4, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 2,088,928 shares of your Common Stock (the "Shares") reserved for issuance under the 1996 Employee Stock Purchase Plan, the 1992 Stock Option Plan and the 1996 Directors' Stock Option Plan (collectively, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

         It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the respective agreement which accompanies each grant under the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                                                     Sincerely,

                                                     VENTURE LAW GROUP


                                                     /s/ Venture Law Group
                                                     ---------------------


EJB

                            2800 Sand Hill Road
                            Menlo Park, CA 94025
                             Phone 415-854-4488
                              FAX 415-854-1121